EXHIBIT 16.1

June 2, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Macatawa Bank Corporation and, under the date of March 30, 2010, we reported on the consolidated financial statements of Macatawa Bank Corporation as of December 31, 2009 and 2008, and for each of the three years ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009. On May 18, 2010, the Company's Chief Financial Officer notified the former engagement partner that we had been dismissed as the principal accountant and BDO Seidman, LLP had been selected as the new principal accountant. We have read Macatawa Bank Corporation's statements included under Item 4.01 of its Form 8-K dated May 21, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements in paragraph one, that the audit committee on May 20, 2010 decided to engage BDO Seidman, LLP to serve as the Company's independent registered public accounting firm for the fiscal year December 31, 2010, in paragraph two, sentence five, which indicates that the selection of BDO Seidman was recommended and approved by the Company's Audit Committee, in paragraph eight, sentences six and seven, indicating that the Company has implemented improved controls to remediate the reported material weakness and in paragraph ten that the Company did not consult with BDO Seidman, LLP regarding the application of accounting or auditing principals.

Paragraph 11 of Item 4.01 indicates that a copy of Item 4.01 was provided to Crowe Horwath and a request made to furnish Macatawa a letter addressed to the Commission stating whether we agree or disagree with the statements made under the Item 4.01, however this information was not provided to Crowe Horwath prior to filing the 8-K on May 21, 2010 as stated in this paragraph.

/s/ Crowe Horwath LLP

Crowe Horwath LLP
Grand Rapids, Michigan

cc:	Mr. Robert DendHerder Audit Committee Chairman Macatawa Bank Corporation